AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment, dated as of February 18, 2014 (the “Amendment”), to Employment Agreement, dated as of August 13, 2010 and effective as of July 1, 2010 (the “Original Agreement”), by and between WidePoint Corporation (the “Company”) and James T. McCubbin (“Executive”), the term of which as previously extended on June 27, 2012 by the mutual option of the Company and Executive as provided in the Original Agreement to a new term ending on June 30, 2013, and with such term being further extended on August 13, 2013 by the mutual option of the Company and Executive as provided in the Original Agreement to a new term ending on December 31, 2013 (collectively, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the parties desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1. Effective as of January 1, 2014, Section 2 of the Agreement is amended to provide that the term of Executive’s employment under the Agreement shall be extended to March 31, 2016; provided, however, that the Company shall have the option, in the sole discretion of the Company, to terminate the Agreement as of March 31, 2015 by giving written notice to Executive on or before January 31, 2015.

2. Effective as of January 1, 2014, Section 4 of the Agreement is amended to provide that the Base Salary of Executive shall be Two Hundred Sixty Thousand Dollars ($260,000.00) per annum during the term of the Agreement.

3. Effective as of January 1, 2014, Section 6(b) of the Agreement is amended by replacing it entirely with the following:

(b) If Executive’s employment by the Company terminates for any reason other than as a result of a termination for Cause, or a voluntary resignation by Executive without a Good Reason, then the Company shall pay Executive a lump sum severance payment in cash equal to the greater of (A) the amount equal to twelve (12) months of the Executive’s Base Salary at the time of such termination, or (B) the amount equal to the Executive’s Base Salary for the remainder of the term as if this Agreement had not been terminated; provided that if employment terminates by reason of Executive’s death or disability, then Executive (or Executive’s estate, if applicable) shall receive a one-time payment equal to the amount of Base Salary owed for the immediate twelve (12) months following the death or disability event, or the remainder of the contractual term of the Agreement, whichever is less..

4 Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Agreement remain unaltered and are in full force and effect and are expressly hereby ratified and confirmed. The Agreement and this Amendment shall be read and construed as one agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first written above.

WIDEPOINT CORPORATION	EXECUTIVE

By:
Steve L. Komar	James T. McCubbin
Chief Executive Officer	Individually

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